Filed Pursuant to Rule 433

Registration No. 333-168518

Free Writing Prospectus dated February 28, 2012

$1,354,460,000
Hyundai Auto Receivables Trust 2012-A

Issuing Entity

Hyundai ABS Funding Corporation	Hyundai Capital America
Depositor	Sponsor, Seller, Administrator and Servicer

The depositor has prepared a preliminary prospectus supplement dated February 24, 2012, a supplement to the preliminary prospectus supplement dated February 28, 2012 and prospectus dated February 24, 2012 which describe the notes to be issued by the issuing entity. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	Fitch, Inc.
Class A-1 notes	P-1 (sf)	F1+ (sf)
Class A-2 notes	Aaa (sf)	AAA (sf)
Class A-3 notes	Aaa (sf)	AAA (sf)
Class A-4 notes	Aaa (sf)	AAA (sf)
Class B notes	Aa2 (sf)	AA (sf)
Class C notes	A2 (sf)	A (sf)
Class D notes	Baa2 (sf)	BBB+ (sf)

It is a condition to the issuance of the notes that each class of the notes receive the ratings listed above.

Joint Bookrunners of the Class A, B, C and D Notes
J.P. Morgan	Barclays Capital	Credit Suisse	HSBC

Co-Managers of the Class A Notes
BofA Merrill Lynch	BMO Capital Markets	Mitsubishi UFJ Securities	Mizuho Securities	SMBC Nikko

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling (866) 669-7629.